MANAGEMENT AGREEMENT

This Management Agreement (hereinafter "the Agreement") between Barry R. Greenwald, located in Pleasanton, California (hereinafter "the Employee") and Energy Focus, Inc., a Delaware corporation headquartered in Solon, Ohio (hereinafter "the Company") is signed this 19th day of October, 2007.

WHEREAS, the Employee and the Company desire that the Employee maintain his employment with the Company until his anticipated retirement on or about September 30, 2011, and to set forth the terms of that employment; and

WHEREAS, the Company and the Employee desire that the Employee develop and help implement an aggressive growth strategy for the Company's Pool and Spa Division;

NOW THEREFORE, the parties agree as follows:

1. Termination of Prior Agreements. The Company and the Employee hereby terminate any and all prior agreements, whether oral or written, between them relating to the Employee's employment, including without limitation, the February 2007 Revised Management Continuity Agreement and the September 12, 2007 letter agreement.

2. Definitions. The following terms shall have the following meanings.

(a) "Business" shall mean the business of the Company's Pool and Spa Division.

(b) "Cause" shall mean: (i) material breach of any material term of this Agreement after the Company has provided the Employee with written notice of the material breach and the Employee has failed to remedy the breach within thirty days thereafter; (ii) conviction of a felony; (iii) fraud; (iv) repeated unexplained or unjustified absence; (v) willful breach of fiduciary duty under applicable laws, this Agreement, or the Company's Code of Conduct in effect, and posted on its website, on the Effective Date; or (vi) gross negligence or willful misconduct where that gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company.

(c) "Disability" shall refer to permanent disability and shall mean the inability of the Employee to perform satisfactorily his usual and customary occupation for a period of 120 days in the aggregate out of 150 consecutive days as a result of a physical or mental illness or other disability which, in the written opinion of a physician of recognized ability and reputation, is likely to continue for a significant period of time.

(c) "Division" shall mean the Pool and Spa Division of the Company.

(e) "Effective Date" shall mean October 1, 2007.

3. Employment, Base Compensation, and Benefits.

(a) On and after the Effective Date, the Company shall employ the Employee as a Manager of the Division, a non-officer position, assigned to the Company's Pleasanton, California office, and the Employee shall accept employment in that position, on the terms and conditions set forth in this Agreement, or in such other position as the Board of Directors or senior management of the Company shall determine, without, however, any change in compensation.

(b) The Employee agrees that he is employed "at will" and that only the benefits described in Section 6 of this Agreement are payable, subject to the provision described therein, in the event that he is terminated without cause.

(c) On and after the Effective Date, the Company shall pay the Employee a total annual salary of $244,000.

(d) The Company shall retain the Employee's life insurance coverage at $300,000.00 and $600,000.00 for accidental death, the level in effect on the Agreement's Effective Date.

(e) The Employee shall be entitled to such other benefits as are afforded to salaried employees of the Company generally.

(f) The Company shall lease a vehicle for the Employee of the Employee's choice and with the approval of the CEO for a period of thirty-six (36) months for an amount not to exceed $650.00 per month in monthly lease payments. The Company shall make a down payment of $5,000.00 toward the lease. At the completion of the lease, the Company shall grant the Employee the right to acquire the vehicle at his own cost/expense. However, the Company will retain the vehicle as a company vehicle in the event the Employee separates from the Company for any reason prior to the termination of the lease.

4. Severance Benefits. Effective October 1, 2007, the Employee shall begin accruing severance benefits in the amount of one (1) month for each completed year of service. The payment of this amount will be made in a lump sum upon the Employee's separation from the Company. The Company will not be required to make any payments under this Section 4 if the Employee is terminated for cause.

5. Release of Claims. The Employee's entitlement to the severance payouts and other benefits under this Agreement shall be effective upon the Employee's execution and delivery (and non-revocation) of a general release of claims to be mutually agreed upon by the parties within thirty days of the execution of this Agreement. At the Company's option, this release of claims may include non-solicitation and/or non-disclosure obligations.

6. Additional Compensation.

(a) The Company shall pay the Employee the following nonrefundable amounts which total $308,996.00: (i) on November 1, 2007, the sum of $77,249.00; (ii) on March 15, 2008, the sum of $77,249.00; and (iii) beginning January 1, 2009, and on or before the 15th of each month thereafter for thirty-six months, the sum of $4,291.61. Those payments shall be subject to all legal withholdings. The Company's obligation to continue making those payments shall cease in the event that, and when, the Employee resigns, is terminated by the Company for cause, dies, or becomes disabled.

(b) If the Company should sell or otherwise dispose of substantially all of the assets of the Business and if the Employee should accept employment with the acquirer of those assets:

(i) The Company shall pay to the Employee the remaining payments due to him under paragraph (a) above, in a lump sum within thirty (30) days of the closing of the transaction, if the acquirer of the assets assents to the payment.

(ii) If the acquirer of the assets does not assent to the payment referenced in subparagraph (b)(i) above, the Company shall pay to the Employee the remaining payments due to him under paragraph (a) above in a lump sum within thirty (30) days of the receipt of written notice from the Employee reasonably verifiable by the Company, if he is involuntarily terminated by the acquirer without cause within three (3) years of the closing or if he voluntarily resigns from the employ of the acquirer within fifty-three (53) weeks of the closing. The Company shall have no obligation to pay to the Employee the remaining payments under paragraph (a) above if he is terminated by the acquirer for cause, dies, or becomes disabled.

7. Division Plans. The Employee shall develop a succession plan and employ a qualified General Manager, both acceptable to the Company, by January 1, 2008. In addition, the Employee shall develop and begin to implement a comprehensive product marketing plan, acceptable to the Company, by March 1, 2008.

8. Restrictions. The Employee shall not, during the term of his employment or while he is receiving any compensation provided for in this Agreement from the Company, directly or indirectly, either (A) within any state in which the Company has actively engaged in the Company business during any part of the term of the Employee's employment with the Company, or (B) within any state in which the Employee has actively engaged in any activities on behalf of the Company during any part of that time of the Employee's employment with the Company, or (C) with respect to any customer or supplier with whom the Employee has had material dealing on behalf of the Company during any part of the term of the Employee's employment with the Company, compete with the Company in any manner in any area of the Company business in which the Employee has worked for the Company, on behalf of the Employee or any other person, firm, business or other entity (each such other person, firm, business, corporation or other

entity being referred to hereinafter as a "Person"), including, without limitation, that Employee shall not: (1) engage in the Company business for his own account; (ii) enter the employ of, or render any services to, any Person engaged in the Company business; (iii) require or instigate any account or customer of the Company to withdraw, diminish, curtail or cancel any of its business with the Company; or (iv) become interested in any Person engaged in the Company business as an owner, partner, shareholder, officer, licensor, licensee, principal agent, trustee, consultant or in any other relationship or capacity. Breach of this covenant not to compete will be considered a material breach of this Agreement and will result in a forfeiture of all remaining payments, severance benefits and additional benefits provided for herein.

9. Successors. This Agreement is binding on the successors, permitted assigns, heirs and representatives of the parties.

10. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. certified mail, return receipt requested, and postage prepaid. Mailed notices to the Employee shall be addressed to the Employee at the home address, which the Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Secretary.

11. Waiver. No Provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provisions or of the same condition or provision at another time.

12. Entire Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement concerning similar subject matter dated prior to the date of this Agreement, including the February 2007 Revised Management Continuity Agreement, the September 12, 2007 letter of agreement and any other agreement wherein the terms or benefits of the Employee's employment are described, and by execution of this Agreement both parties agree that any such predecessor agreements shall be deemed null and void. Nothing in this Section affects the stock options awarded to the Employee prior to the Effective Date.

13. Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without reference to conflict of laws rules.

14. Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or

unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefore to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

15. Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.

16. Assignment; Assignment of Benefits. Neither the Company nor the Employee may assign its or his rights or obligations under this Agreement without the prior written consent of the other party. The rights of the Employee to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Section 17 shall be void.

17. Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of all applicable income and employment taxes.

18. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code (to the extent applicable). Benefits under this Agreement otherwise payable upon termination of employment may be subject to Section 409A which, if applicable, could require a delay in the payment of such benefits for a period of at least six (6) months following separation from service. Should the Company in good faith determine that any such benefits to be provided to the Employee pursuant to this Agreement are subject to Section 409A, the Company may delay the payment of such benefits for at least six (6) months (or such other period as may be applicable), after first notifying the Employee of its intention to do so.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

20. Sums Due Deceased Employee. If the Employee dies prior to the expiration of the term of his employment, any sums that may be due him from the Company under this Agreement as of the date of death shall be paid the Employee's legally authorized executor, administrator, heir, personal representative, successor or assign.

[Signatures on next page]

EACH OF THE PARTIES has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first written above.

Energy Focus, Inc.	Barry R. Greenwald
By:____________________	____________________ 10-19-07
Title:____________________	